Press Release #200901                                                                       April 7, 2009

Producing Oil and Gas Assets Acquired in Mississippi.

Vancouver, BC—Lexaria Corp. (OTC BB: LXRA) (the "Company" or "Lexaria")

Lexaria Corp has completed the purchase of additional interests in its existing core producing Mississippi oil and gas fields.

On April 3 Lexaria paid cash to purchase an additional 2% working interest (WI)  in the proven Belmont Lake oil and gas field and an additional 10% WI in potential nearby exploration wells, bringing its total interests to 32% WI in Belmont Lake, and 60% WI in the exploration wells on approx 140,000 acres surrounding Belmont Lake in all directions.

The producing assets will immediately contribute to monthly cash flow. Belmont Lake has proven reserves of approx. 400,000 barrels of oil which could be increased through additional development. The Company is paying approximately $46,500 in total, or $6.00 per barrel of proven reserves for this incremental increase in working interests.

Separately, the Company reports that the two existing producing wells in Belmont Lake have stabilized production at a combined rate of approx 130 bo/d. These wells have been flowing constantly since October 2008 and since then have together produced nearly 23,000 total barrels of oil. The Company believes that additional development wells of this field can significantly increase total field production.

The PP F-52 well located some 9 miles north of the Belmont Lake oil field produced roughly 20 bo/d before inclement weather forced a seasonal temporary interruption of production.

Lexaria believes that pursuing exploration in the region around the Belmont Lake discovery could produce increases in shareholder value.  The approximately 140,000 acres come with significant 2D and 3D seismic with a replacement value in excess of $25 million. There have been other producing oil fields with similar formations to the Belmont Lake discovery in the area.

The Company has been relatively lightly affected by the global economic environment, with the major affects those of lower oil and gas prices, and more difficult financial market conditions inhibiting expansion and growth.

About Lexaria Corp.

Lexaria Corp. is an oil & gas company active primarily in Mississippi, where it holds between 32% and 60% gross working interests in various gas and oil projects. Lexaria routinely evaluates additional oil & gas projects and corporate opportunities.

Contact:

Leonard MacMillan, 1-800-287-2885

www.lexariaenergy.com

Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.